Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

GENZYME CORPORATION

WICHITA BIO CORPORATION AND

BIOENVISION, INC.

_____________________________

Dated as of May 29, 2007

_____________________________

TABLE OF CONTENTS

SECTION 1 - THE OFFER AND THE MERGER		2
1.1	The Offer	2
1.2	Company Actions	3
1.3	The Merger	4
1.4	Effective Time	5
1.5	Closing	5
1.6	Directors and Officers of the Surviving Corporation	5
1.7	Subsequent Actions	5
1.8	Stockholders’ Meeting	6
1.9	Merger Without Meeting of Stockholders	6
1.10	Top-Up Option	6

SECTION 2 - CONVERSION OF SECURITIES		7
2.1	Conversion of Capital Stock	7
2.2	Exchange of Certificates	8
2.3	Dissenting Shares	9
2.4	Company Option Plan	10
2.5	Company Warrants	10
2.6	Section 16	11
2.7	Withholding	11
2.8	Transfer Taxes	11

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF COMPANY		11
3.1	Organization and Qualification	11
3.2	Authority to Execute and Perform Agreement	12
3.3	Capitalization	13
3.4	Company Subsidiaries	14
3.5	SEC Reports	15
3.6	Financial Statements	16
3.7	Absence of Undisclosed Liabilities	17
3.8	Absence of Adverse Changes	17
3.9	Compliance with Laws	17

3.10	Actions and Proceedings	20
3.11	Contracts and Other Agreements	20
3.12	Property	22
3.13	Insurance	24
3.14	Commercial Relationships	25
3.15	Tax Matters	25
3.16	Employee Benefit Plans	27
3.17	Employee Relations	29
3.18	Environmental Matters	30
3.19	No Breach	32
3.20	Board Approvals; Anti-Takeover; Vote Required	33
3.21	Financial Advisor	34
3.22	Information in the Offer Documents and the Schedule 14D-9	34
3.23	Information in the Proxy Statement	34

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT		35
4.1	Organization	35
4.2	Authority to Execute and Perform Agreement	35
4.3	Information in the Offer Documents	36
4.4	Information in the Proxy Statement	36
4.5	Sub	36
4.6	Financing	36
4.7	Ownership of Company Common Stock	36
4.8	Litigation	36
4.9	Financial Advisor	37

SECTION 5 - COVENANTS AND AGREEMENTS		37
5.1	Conduct of Business	37
5.2	No Solicitation	40
5.3	401(k)	42

SECTION 6 - ADDITIONAL AGREEMENTS		42
6.1	Proxy Statement	42
6.2	Meeting of Stockholders of the Company	43
6.3	Access to Information	43

6.4	Public Disclosure	43
6.5	Regulatory Filings; Reasonable Efforts	44
6.6	Notification of Certain Matters	45
6.7	Indemnification	46
6.8	Consents and Approvals	46
6.9	Additional Agreements	47
6.10	Directors	47

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		49
7.1	Conditions to Obligations of Each Party to Effect the Merger	49

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER		49
8.1	Termination	49
8.2	Effect of Termination	50
8.3	Fees and Expenses	51
8.4	Amendment	51
8.5	Waiver	51

SECTION 9 - MISCELLANEOUS		52
9.1	No Survival	52
9.2	Notices	52
9.3	Entire Agreement	53
9.4	Governing Law	53
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	53
9.6	Section Headings	54
9.7	Counterparts	54
9.8	Severability	54
9.9	Submission to Jurisdiction; Waiver	54
9.10	Enforcement	54
9.11	Rules of Construction; Certain Definitions	55
9.12	No Waiver; Remedies Cumulative	55
9.13	Waiver of Jury Trial	55

Annex I — Conditions to the Offer
Annex II — Form of Tender and Voting Agreement
Annex III — Form of Certificate of Incorporation of the Surviving Corporation
Annex IV — Form of By-Laws of the Surviving Corporation

Index of Defined Terms

Section
Acceptance Date	5.2(b)
Acquisition Proposal	5.2(a)
Adverse Recommendation Change	5.2(c)
Agreement	Preamble
Assignee	9.5(a)
CERCLA	3.18(b)
Certificate of Merger	1.4
Certificates	2.2(b)
Closing	1.5
Closing Date	1.5
Code	2.7
Company	Preamble
Company 10-Qs	3.6
Company 10-K	3.5
Company Balance Sheet	3.7
Company Board of Directors	Recitals
Company Capital Stock	Recitals
Company Common Stock	Recitals
Company Convertible Preferred Stock	Recitals
Company Disclosure Schedule	Section 3
Company Joint Venture	3.4(c)
Company Material Adverse Effect	3.1(a)
Company Option	2.4
Company Options	2.4
Company Preferred Stock	3.3(e)
Company Rights	3.3(e)
Company Rights Agreement	3.3(e)
Company SEC Reports	3.5
Company Shareholder Approval	6.1
Company Subsidiary	3.4(a)
Company Warrants	2.5
Confidentiality Agreement	1.2(c)
DGCL	Recitals
Dissenting Shares	2.3(a)
DOJ	6.5(a)
Effective Time	1.4
Environmental Laws	3.18(e)(i)
ERISA	3.16(a)
ERISA Affiliate	3.16(b)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Expiration Date	1.1(a)
FDA	3.9(d)

v

FDCA	3.9(d)
FTC	6.5(a)
Governmental Entity	9.11(b)
Hazardous Materials	3.18(e)(ii)
HIPAA Regulations	3.9(j)
HSR Act	3.19
Indemnified Parties	6.7(a)
Independent Directors	6.10
IRS	3.16(c)
knowledge of the Company	3.3(g)
Laws	3.9(b)
Merger	1.3(a)
Merger Agreement	Annex I
Merger Consideration	2.1(c)
Offer	Recitals
Offer Documents	1.1(b)
Offer Price	Recitals
Offer to Purchase	1.1(a)
Option Plan	2.4
Parent	Recitals
Paying Agent	2.2(a)
PDMA	Section 3.9(f)
Permits	3.9(a)
person	9.11(c)
PHS	3.9(d)
Plans	3.16(a)
Premium Price	6.7(c)
Principal Shareholders	Recitals
Propriatary Rights	3.12(a)
Proxy Statement	1.8(a)(ii)
Real Property	3.12(b)
Regulation M-A	1.1(b)
Release	3.18(e)(iii)
Representatives	5.2(a)
Requisite Approvals	6.8
Restraints	8.1(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(b)
SEC	1.1(a)
Section 409A	3.16(h)
Securities Act	3.11(c)
Select Agreements	3.11(a)(ii)
Special Meeting	1.8(a)(i)
Sub	Preamble
Sub Common Stock	2.1
Superior Proposal	5.2(b)

Surviving Corporation	1.3(a)
Tax	3.15(a)
Taxable	3.15(a)
Tax Attributes	3.15(m)
Taxes	3.15(a)
Tax Return	3.15(a)
Termination Date	8.1(b)
Termination Fee	8.2(b)
Top-Up Option	1.10(a)
Top-Up Shares	1.10(a)
Treasury Regulations	3.15(k)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 29, 2007 is among Genzyme Corporation (“Parent”), a Massachusetts corporation, Wichita Bio Corporation (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and Bioenvision, Inc. (the “Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved, and deems it advisable and in the best interests of the respective corporation to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, it is proposed that Sub commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire (1) all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company (including the associated preferred stock purchase rights issued under the Company Rights Agreement (as defined below), the “Company Common Stock”), for $5.60 for each share of Company Common Stock, net to the seller in cash (such price, or any such higher price per share of Company Common Stock as may be paid in the Offer, referred to herein as the “Offer Price”) and (2) all shares of the issued and outstanding Series A Convertible Participating Preferred Stock, par value $0.001 per share, of the Company (the “Company Convertible Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”), for the sum of (a) the product of (i) two (2) multiplied by (ii) the Offer Price for each share of Company Preferred Stock plus (b) all accrued but unpaid dividends with respect to such shares as of the Acceptance Date, net to the seller in cash;

WHEREAS, the Board of Directors of each of Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.3(a)) following the Offer in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has resolved to recommend that the holders of such shares of Company Capital Stock accept the Offer and adopt this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain Company stockholders (the “Principal Shareholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form set forth in Annex II hereof, pursuant to which, among other things, each of the Principal Shareholders has agreed to tender his, her or its shares of Company Capital Stock to Sub in the Offer; and

WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

SECTION 1 - THE OFFER AND THE MERGER

1.1           The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Annex I hereto shall have occurred (unless waived by Parent or Sub), Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer as promptly as practicable following the date hereof.  The obligations of Sub to accept for payment and to pay for any shares of Company Capital Stock validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with requirements of this Section 1.1(a)) shall be subject only to the conditions set forth in Annex I hereto. Subject to the prior satisfaction or waiver by Parent or Sub of the conditions of the Offer set forth in Annex I hereto, Sub shall consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Capital Stock tendered and not withdrawn promptly following the acceptance of shares of Company Capital Stock for payment pursuant to the Offer.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the conditions set forth in Annex I hereto.  Parent expressly reserves the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Sub shall not, and Parent shall cause Sub not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of shares of Company Capital Stock sought in the Offer, impose additional conditions to the Offer or extend the offer beyond a date that is twenty-one (21) business days after commencement of the Offer or the last extension (in accordance with this Section 1.1), if any, of the Offer, whichever is later (the “Expiration Date”) except as set forth below, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof).  Notwithstanding the foregoing, Sub may, without the consent of the Company (i) extend the Offer beyond the initial expiration date if, at any scheduled (or extended) expiration of the Offer, any of the conditions to Sub’s obligation to accept shares of Company Capital Stock for payment, shall not be satisfied or waived; provided, that in no event shall any extension (or re-extension) pursuant to this clause (i) extend past the date that is 10 business days after the initial expiration date of the Offer, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”), or the staff thereof, applicable to the Offer.  In addition, to the extent requested by the Company in writing at least two trading days before the then scheduled Expiration Date, Sub shall be obligated to extend the Offer for one extension period of ten (10) business days.  In addition to the foregoing and excluded from any such limitations, Sub also may provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

(b)           On the date of commencement of the Offer, Parent and Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Subject to Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendation and the approval of the Company Board of Directors referred to in Section 3.20(a).  Parent and Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of shares of Company Capital Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law.  Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of shares of Company Capital Stock, in each case as and to the extent required by applicable federal securities laws.  The Company shall be given a reasonable opportunity to review and comment on the Schedule TO and any amendment thereto before it is filed with the SEC.  In addition, Parent and Sub agree to provide the Company with any comments, whether written or oral, that Parent, Sub or their counsel may receive from time to time prior to the expiration or termination of the Offer, from the SEC or its staff with respect to the Offer Documents, promptly upon receipt of such comments, and any written or oral responses thereto, and the Company shall have the right to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form.

(c)           Parent shall provide or cause to be provided to Sub promptly following the expiration of the Offer or any subsequent extension thereof, as applicable, all funds necessary to accept for payment any shares of Company Capital Stock that have been validly tendered and not withdrawn pursuant to the Offer and that Sub is obligated to accept for payment pursuant to the Offer and permitted to accept for payment under applicable Law and Sub shall maintain such funds exclusively for such purpose.

1.2           Company Actions.

(a)           Subject to Section 5.2 and to any consents or approvals of the Company’s stockholders required under applicable Law, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby.

(b)           On the date the Offer is commenced, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2, contain the recommendation and the approval of the Company Board of Directors referred to in Section 3.20(a).  The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Company Capital Stock, in each case as and to the extent required by applicable federal securities laws.  The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law.  The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the shares of Company Capital Stock, in each case as and to the extent required by applicable federal securities laws.  Parent and Sub shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC.  In addition, the Company agrees to provide Parent and Sub any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form.

(c)           In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent or Sub mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record holders of the shares of Company Capital Stock as of a recent date, and of those persons becoming record holders subsequent to such date, and shall promptly furnish Parent or Sub with such information and assistance (including, but not limited to, lists of holders of the shares of Company Capital Stock, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Sub or its agent(s) may reasonably request.  Subject to applicable Law, such information shall be held confidential by Parent and Sub under the terms of the confidentiality agreement, dated April 27, 2007 entered into between Parent and the Company (as amended, the “Confidentiality Agreement”).  For the avoidance of doubt, the parties agree that the Confidentiality Agreement does not restrict steps to prepare, file or disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby

1.3           The Merger.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company and Sub shall consummate a merger (the “Merger”) in accordance with the DGCL pursuant to which (i) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) the Company shall succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the  Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form of Annex III, and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)           The By-Laws of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form of Annex IV, and as so amended, such By-Laws shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

1.4           Effective Time.  Parent, Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.5) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger shall become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time hereinafter referred to as the “Effective Time.”

1.5           Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Boston time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable of satisfaction prior to Closing (the “Closing Date”), at the offices of Ropes & Gray, LLP, One International Place, Boston, Massachusetts 02110, unless another date or place is agreed to in writing by the parties hereto.

1.6           Directors and Officers of the Surviving Corporation.  The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws.

1.7           Subsequent Actions.   If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.8           Stockholders’ Meeting.

(a)           If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable Law and the Company’s certificate of incorporation and by-laws, shall:

(i)            duly call, give notice of, convene and hold a special meeting of its stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the “Special Meeting”) as soon as reasonably practicable following the acceptance for payment and purchase of shares of Company Capital Stock by Sub pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

(ii)           prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after Parent shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (in either case, the “Proxy Statement”) to be mailed to its stockholders as promptly as practicable;

(iii)          include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv)          use its reasonable best efforts to solicit from holders of shares of Company Capital Stock proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company’s certificate of incorporation and by-laws (if applicable) to effect the Merger.

(b)           Parent agrees to vote, or cause to be voted, all of the shares of Company Capital Stock then beneficially owned by it, Sub or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

1.9           Merger Without Meeting of Stockholders.  Notwithstanding Section 1.8, in the event that Parent, Sub or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and subject to Section 7, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with and subject to the DGCL.

1.10         Top-Up Option.

(a)           The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.10, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by the Parent or the Sub at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares (determined on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued at the time of exercise of the Top-Up Option and (ii) the Top-Up Option may not be exercised unless, following the time of acceptance by the Sub of shares of Company Common Stock tendered in the Offer or after a subsequent offering period, eighty-five percent (85%) or more of the shares of Company Common Stock shall be directly or indirectly owned by the Parent or the Sub.  The Top-Up Option shall be exercisable once at any time following the Acceptance Date and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

(b)           The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  If Sub wishes to exercise the Top-Up Option, Sub shall give the Company one business day prior written notice, specifying (i) the number of shares of Company Common Stock directly or indirectly owned by the Parent at the time of such notice and (ii) a place and a time for the closing of such purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the purchase price owed by Sub to the Company therefor shall be paid to the Company (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by Sub to the Company of a promissory note on terms reasonably satisfactory to the Company.

SECTION 2- CONVERSION OF SECURITIES

2.1           Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Capital Stock or any shares of common stock, par value $0.01 per share, of Sub (“Sub Common Stock”):

(a)           Sub Common Stock.  Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Capital Stock that are owned by the Company as treasury stock and any shares of Company Capital Stock owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be payable in exchange therefor.

(c)           Conversion of Shares of Company Capital Stock.  (i) Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(a))) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest and (ii) each issued and outstanding share of Company Preferred Stock (other than shares of Company Preferred Stock to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the product of (x) two (2) multiplied by (y) the Offer Price payable to the holder thereof in cash, without interest (collectively the “Merger Consideration”).  From and after the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 2.2.

2.2           Exchange of Certificates.

(a)           Paying Agent.  Parent shall designate American Stock Transfer & Trust Company or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of shares of Company Capital Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Capital Stock shall become entitled pursuant to Section 2.1(c).  Parent shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, on or prior to the Effective Time and as and when needed after the Effective Time, cash necessary to pay for the shares of Company Capital Stock converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Capital Stock shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

(b)           Exchange Procedures.  Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Capital Stock, formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c)           Transfer Books; No Further Ownership Rights in Shares of Company Capital Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

(d)           Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such shares of Company Capital Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3           Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal.  From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the

Company or the Surviving Corporation with respect to such shares of Company Capital Stock, except those provided under Section 262 of the DGCL.  A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Capital Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates, pursuant to Section 2.2.

(b)           The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal.  Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4           Company Option Plan.  The Company shall use reasonable efforts to ensure that at the Effective Time, each outstanding stock option, stock equivalent right or right to acquire shares of Company Common Stock (a “Company Option” or “Company Options”) granted under the Company’s 2003 Stock Incentive Plan (the “Option Plan”), without regard to the extent then vested and exercisable shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, promptly, and in no event later than thirty (30) days following the Acceptance Date, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option multiplied by (y) the number of unexercised shares of Company Common Stock subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.7).  As of the Effective Time, the Option Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary (as defined in Section 3.4(a)) shall be cancelled.  The Company shall use all reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Options necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plan, except as set forth herein.

2.5           Company Warrants.  Promptly after the commencement of the Offer, the Company shall deliver to each holder of a warrant to purchase shares of Company Common Stock (the “Company Warrants”) any notice regarding the transactions contemplated hereby, including the Merger, as contemplated by the Company Warrants.  The Company shall use all reasonable efforts to obtain all consents necessary to cash out at an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Warrant multiplied by (y) the number of unexercised shares of Company Common Stock subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.7) and cancel all Company Warrants necessary to ensure that, after the Effective Time, no person shall have any right under any Company Warrant, except as set forth herein.

2.6           Section 16.  The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of the Company Options, the disposition and cancellation of the Company Warrants and the sale of shares of Company Capital Stock, in each case, in the Merger.  Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the board of directors of Parent shall, prior to the Effective Time, with respect to any executive officer of the Company reasonably expected to become an executive officer of Parent, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, any deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant hereto).

2.7           Withholding.  Each of Parent, the Company (in the case of the Company Warrants), and Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Capital Stock, Company Options or Company Warrants such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax (as defined in Section 3.15) law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.8           Transfer Taxes.  If any payment pursuant to the Offer or the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof, attached hereto as Exhibit A (the “Company Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer; provided that an item disclosed in any Section or subsection of the Company Disclosure Schedule shall be deemed to have been disclosed for each other Section or subsection of this Agreement and the Company Disclosure Schedule to the extent the relevance is reasonably apparent on the face of such disclosure), the Company hereby makes the following representations and warranties to, and agreements with, Parent and Sub:

3.1           Organization and Qualification.

(a)           Each of the Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.  Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized and in good standing would not reasonably be expected to have a Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect”: (i) the economy or securities markets of the United States or any other region outside of the United States in general, (ii) changes in general legal, regulatory, political, economic or business conditions affecting industries in which the Company or any Company Subsidiary conduct business, generally, in each case, without a disproportionate impact on the Company and such Company Subsidiary, (iii) the announcement, pendency, consummation of or compliance with the transactions contemplated hereby or the terms and conditions of the Offer, the Merger or this Agreement, (iv) any change in the stock price or trading volume of the Company Common Stock in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in stock price or trading volume, (v) any failure by the Company to meet published revenue or earnings projections, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in published revenue or earnings projections, (vi) any act of terrorism or war not specifically directed at the Company or any Company Subsidiary and without a disproportionate impact on the Company and the Company Subsidiaries, (vii) any change to generally accepted accounting principles or regulations or the official interpretations thereof that generally affect industries in which the Company and the Company Subsidiaries conduct business, (viii) any change in Laws not specifically directed at the Company or any Company Subsidiary, (ix) the termination by employees of their employment with the Company or any Company Subsidiary, or (x) the identity of Parent, Sub or any of their affiliates, in each case, as the acquirer (whether directly or indirectly) of the Company.

(b)           The Company has previously provided to Parent true and complete copies of the charter and By-Laws or other organizational documents of the Company and each Company Subsidiary as presently in effect, and none of the Company or any Company Subsidiary is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries, such defaults that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.2           Authority to Execute and Perform Agreement.  The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of Company Capital Stock, to perform fully its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors.  No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than adoption of this

Agreement by the holders of Company Capital Stock).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3           Capitalization.

(a)           The Company is authorized to issue 70,000,000 shares of Company Common Stock, of which 55,035,739 shares were issued and outstanding as of May 25, 2007.  All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre emptive rights.

(b)           The Company has reserved 8,250,000 shares of Company Common Stock for issuance pursuant to all of the Company Options.  Company Options to purchase 5,980,584 shares of Company Common Stock were outstanding as of May 25, 2007.  Section 3.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of May 25, 2007, which schedule shows the underlying shares that have vested, the applicable vesting and acceleration provisions, the expiration date, and whether any option is an incentive stock option.  True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Parent.  Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the Company is not obligated to accelerate the vesting of any Company Options as a result of the transactions contemplated hereby.  The Company Stock Option Plan (including all amendments) has been duly approved by the Company’s stockholders.  Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all Company Options were granted with an exercise price not less than fair market value of Company Common Stock on the date of the grant.

(c)           The Company has reserved 849,148 shares of Company Common Stock for issuance pursuant to all of the Company Warrants.  Company Warrants to purchase 849,148 shares of Company Common Stock were outstanding as of May 25, 2007.  Section 3.3(c) of the Company Disclosure Schedule includes a true and complete list of all Company Warrants outstanding as of May 25, 2007, which schedule shows the applicable expiration date.  True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Parent.

(d)           Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, the Company does not have an employee stock purchase plan or similar arrangement and has never issued performance units or restricted shares under the Company Stock Option Plan or otherwise.

(e)           The Company is authorized to issue 20,000,000 shares of Preferred Stock (“Company Preferred Stock”), of which 2,250,000 shares are issued and outstanding shares of Company Convertible Preferred Stock and 500,000 shares have been designated as Series A Junior Participating Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement, dated as of November 17, 2004, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Company Rights Agreement”).

(f)            Except for (i) shares of Company Common Stock indicated as issued and outstanding on May 25, 2007 in Section 3.3(a), (ii) shares issued after such date upon (A) the exercise of outstanding Company Options listed in Section 3.3(b) of the Company Disclosure Schedule, or (B) the exercise of outstanding Company Warrants listed in Section 3.3(c) of the Company Disclosure Schedule, and (iii) shares of Company Preferred Stock indicated as issued and outstanding on May 25, 2007 in Section 3.3(e), there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Capital Stock issued and outstanding.

(g)           The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 3.3(a) and the Company Preferred Stock described in Section 3.3(e).  There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 3.3(b) of the Company Disclosure Schedule and Company Warrants listed in Section 3.3(c) of the Company Disclosure Schedule.  To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.   For purposes of this Agreement, “knowledge of the Company” and words of similar import shall mean the actual knowledge, after reasonable inquiry of the employees of the Company who are primarily responsible for the matter(s) in question, of the individuals listed in Section 3.3(g) of the Company Disclosure Schedule.

(h)           The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

3.4           Company Subsidiaries.

(a)           Section 3.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Company Subsidiary and, for the Company and each Company Subsidiary, the jurisdictions in which it is qualified to do business.  Section 3.4(a) of the Company Disclosure Schedule also sets forth for each such subsidiary the individuals who comprise the board of directors or comparable body for each such entity.  The Company agrees to take, or cause to be taken, the actions necessary so that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time.  All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims.  As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiary.

(b)           There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement.  To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

(c)           Section 3.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture, the interest held by the Company and the jurisdiction in which such Company Joint Venture is organized.  Interests in Company Joint Ventures held by the Company are held directly by the Company, free and clear of any charges, liens, encumbrances, security interests or adverse claims.  The term “Company Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or other equity of any such entity).

3.5           SEC Reports.  The Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended June 30, 2006 (the “Company 10-K”), as filed with the SEC, (ii) all proxy statements relating to the Company’s meetings of stockholders held or to be held after June 30, 2006 and (iii) all other documents filed by the Company with, or furnished by the Company to, the SEC under the Securities Exchange Act since June 30, 2003 and prior to the date of this Agreement (the “Company SEC Reports”).  As of their respective dates, such documents complied, and all documents filed by the Company with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The parties agree that failure of the Company’s chief executive officer or chief financial officer to provide an unqualified certification in any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect.  On and since June 30, 2006, the Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act.  No Company Subsidiary is required to file any form, report or other document with the SEC.

3.6           Financial Statements.

(a)           The consolidated financial statements contained in the Company 10-K and in the Company’s quarterly reports on Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007 (collectively, the “Company 10-Qs”) have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Qs to normal year-end adjustments, which in the aggregate are not material, and the absence of notes in the unaudited financial statements.

(b)           The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The management of the Company has designated and implemented disclosure controls and procedures (as defined in Rules 13a-15(e) promulgated under the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company is made known to the management of the Company by others within the Company.  Since the date of the filing of the Company’s most recent quarterly report on Form 10-Q prior to the date hereof, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(c)           Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley Act with respect to the SEC Reports and with respect to any form, report or document filed by the Company with the SEC after the date hereof.  For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)           The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract

(including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

(e)           Section 3.6(e) of the Company Disclosure Schedule identifies each “open tax position” as such term is used in FIN 48.

3.7           Absence of Undisclosed Liabilities.  As of June 30, 2006, the Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated June 30, 2006 (or the notes thereto) included in the Company 10-K (the “Company Balance Sheet”) that were not adequately reflected or reserved against on the Company Balance Sheet.  The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) reflected in the Company’s unaudited balance sheet dated March 31, 2007, included in the Form 10-Q filed by the Company for the quarter ended March 31, 2007, (iii) included in Section 3.7 of the Company Disclosure Schedule, or (iv) incurred since March 31, 2007 in the ordinary course of business, consistent with past practice.

3.8           Absence of Adverse Changes.

(a)           Except as disclosed in the Company SEC Reports, since June 30, 2006, there has not been any change, event or circumstance that has had, or is reasonably likely to have, individually, or in the aggregate, a Company Material Adverse Effect.

(b)           Except as disclosed in the Company SEC Reports, there has not been any action taken by the Company or any Company Subsidiary during the period from June 30, 2006  through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.9           Compliance with Laws.

(a)           The Company and the Company Subsidiaries including their respective employees (to the extent applicable) have obtained each material Federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any Company subsidiary or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually, or in the aggregate not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit.

(b)           The Company and the Company Subsidiaries have complied in all material respects, with all material federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) Laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust.

(c)           To the knowledge of the Company, the Company and the Company Subsidiaries including their respective employees (to the extent applicable) are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any Federal, state, local or foreign Law,  including without limitation the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder, or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment except for violations of or liabilities under any of the foregoing which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           To the knowledge of the Company, each product and product candidate subject to United States Food and Drug Administration (the “FDA”) jurisdiction under the Federal Food, Drug and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHS”) or similar foreign Governmental Entity or Law that is manufactured, tested, distributed, held and/or marketed by the Company, the Company Subsidiaries and their licensees is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA, the PHS or such similar Law of any foreign jurisdiction including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports and security.

(e)           The Company has provided to Parent copies of all documents in the possession of the Company or any Company Subsidiary (or to which any of them has access) which, to the knowledge of the Company, are material to assessing compliance with the FDCA and its implementing regulations, the PHS and its implementing regulations, and similar Laws of foreign jurisdictions, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all 483s and other audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA and comparable foreign Governmental Entities in the last three years.  The Company has provided to Parent all correspondence from the FDA and each comparable foreign Governmental Entity and minutes from meetings with the FDA and each comparable foreign Governmental Entity during the last two years.

(f)            To the knowledge of the Company, the Company and the Company Subsidiaries are not, and have not been, in material violation of the Federal Anti-Kickback Act, any Federal conspiracy statutes, the Prescription Drug Marketing Act (“PDMA”), Federal False Claims Act, Federal Stark Law or any other Federal, foreign or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products.

(g)           To the knowledge of the Company, the Company and the Company Subsidiaries comply in all material respects with and maintain, and have continuously complied with and maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHS, PDMA and regulations issued thereunder, and similar or related foreign or domestic Laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilence and conflict of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

(h)           To the knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects with their respective obligations to report accurate pricing information for their pharmaceutical products to the government and to pricing services relied upon by Governmental Entities and other payors for pharmaceutical products, including without limitation their obligation to report accurate “Average Sales Prices” under the Medicare Modernization Act of 2003 and their obligation to charge accurate federal Ceiling Prices to purchases entitled to those.

(i)            To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

(j)            To the knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects and continue to comply in all material respects with the applicable administration simplification regulations published pursuant to the Health Insurance Portability and Accountability Act of 1996, including without limitation regulations governing the privacy and security of health information and the conduct of certain electronic transactions (collectively the “HIPAA Regulations”).  To the knowledge of the Company, there are no complaints or allegations against the Company or any Company Subsidiary of any violations of the HIPAA Regulations, whether by a Governmental Entity, a patient, a plan member, a current or former employee or volunteer or any other person.

(k)           To the knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects with all export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control Laws, including those administered by the U.S. Department of the Treasury.

3.10         Actions and Proceedings.

(a)           There are no material outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company, any Company Subsidiary or any of their securities, assets or properties.  Except as disclosed under the heading “Legal Proceedings” in the Company SEC Reports, there are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, or any of their securities, assets or properties.  To the knowledge of the Company, there is no fact, event or circumstance now in existence that reasonably could give rise to any action, suit, claim, proceeding or investigation that, if adversely determined, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect or interfere with the Company’s ability to consummate the transactions contemplated hereby.

(b)           There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Company Subsidiary.  There are no product liability claims pending against the Company.

3.11         Contracts and Other Agreements.

(a)           (i)            Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company 10-K, the Company 10-Qs or a Form 8-K filed by the Company prior to the date of this Agreement.  All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of an agreement or result in a material liability, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of an agreement or result in a material liability, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of an agreement or result in a material liability.  True and complete copies of all of the contracts and other agreements referred to in this Section 3.11 have been provided to Parent.

(ii)           All of the Select Agreements (as defined below) are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.  Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the execution, delivery, or performance of this Agreement, or the commencement or consummation of Offer, the Merger, or the other transactions contemplated by this Agreement, shall (A) constitute a default under or give rise to rights to any party under any of the Select Agreements or (B) create obligations for, or alter obligations of, the Company, any Company Subsidiary, Parent, Sub or the Surviving Corporation in addition to those obligations of the Company or a Company Subsidiary in effect on the date of this Agreement.  “Select Agreements” mean any and all agreements to which the Company or any Company Subsidiary and any of the following entities or their affiliates (or either’s successors in interest) is a party:  Southern Research Institute or Stegram Pharmaceuticals, Ltd.

(b)           Except as provided in the Company SEC Reports, neither the Company nor any Company Subsidiary is a party to any agreement that limits or restricts the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.

(c)           Neither the Company nor any Company Subsidiary is a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which filing has not yet been made, and the Company is in material compliance with each such agreement, all of which are listed on Section 3.11(c) of the Company Disclosure Schedule.  No registration rights involving the Company securities shall survive consummation of the Merger.

(d)           Section 3.11(d) of the Company Disclosure Schedule contains a correct and complete list of all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

(e)           Other than agreements filed as exhibits to the Company 10-K or the Company 10-Qs (including any incorporated therein by reference), unredacted copies of which have previously been provided or otherwise made available to Parent or as set forth on Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 3.12(a)), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, (iv) providing for the payment or receipt by the Company or any Company Subsidiary of milestone payments or royalties, (v) including or involving a loan to a director or officer, or (vi)

that individually requires or contemplates aggregate expenditures by the Company and/or any Company Subsidiary in any twelve month period of more than $100,000.

(f)            To the knowledge of the Company, no officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of the Company or a Company Subsidiary or any person that is currently a party to any material contract or agreement with the Company or a Company Subsidiary.

(g)           Neither the Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

3.12         Property.

(a)           To the Company’s knowledge and except as otherwise disclosed under the heading “Legal Proceedings” in the Company SEC Reports, the Company and the Company Subsidiaries own, are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, copyrights and all other intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from the Company or a Company Subsidiary as described under the heading “Legal Proceedings” in the Company SEC Reports, that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the “Proprietary Rights”).  To the knowledge of the Company, the issued patents, registered trademarks and registered copyrights referred to above are subsisting and in full force and effect.  With respect to patents, registered trademarks and registered copyrights owned by the Company, the Company has taken all steps necessary to maintain registrations thereof, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications.  Assignment documents have been executed and filed with relevant Governmental Entities as necessary to transfer to the Company or a Company Subsidiary title to any of the Company’s owned Proprietary Rights previously owned by a third party and to record such transfer.  The named inventors of each of the Company’s owned patent applications have assigned the Company’s owned patent applications to the Company, and the named inventors of each of the Company’s licensed patent applications have assigned the Company’s licensed patent applications to Stegram Pharmaceuticals Ltd. or University College London, as applicable.  On the expiration date of the Offer, the Company shall provide Parent with a schedule of any Taxes, maintenance fees or actions falling due within 90 days of such expiration with respect to such patents, trademarks and copyrights.  To the Company’s knowledge, the Company is not aware of any reasonable basis for any claim by any third party that the businesses of the Company or the Company Subsidiaries infringe upon the proprietary rights of others, nor, to the Company’s knowledge, has the Company or any Company Subsidiary received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or conflict (including any claim that the Company, a Company Subsidiary or any of their affiliates must license or refrain from using any intellectual property rights).  To the Company’s knowledge, no third party has infringed upon any of the Proprietary Rights, or asserted any competing claim of right to use or own any of, the Proprietary Rights.  Section 3.12(a) of the Company Disclosure Schedule identifies (i) all issued patents and registered trademarks that have been issued to the Company or a Company Subsidiary, (ii) each pending application therefor submitted by the Company or a Company Subsidiary and (iii) all issued patents, registered trademarks and pending applications therefor owned by a third party who has granted the Company or a Company Subsidiary exclusive rights thereto.  To the knowledge of the Company, the Company and the Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.  Neither the Company nor any Company Subsidiary has agreed to, or has an obligation to, indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to Proprietary Rights.  To the knowledge of the Company, none of the activities of the employees of the Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.  To the knowledge of the Company, all employees and consultants who contributed to the discovery or development of any of the subject matter of the Company’s owned patent applications did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or the Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary.  Assignment documents assigning to Company all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by Company.  To the knowledge of the Company, each employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to the manufacturing processes, or the formulation of the products, of the Company or a Company Subsidiary has executed and delivered to the Company an agreement or agreements restricting such person’s right to use and disclose confidential information of the Company.  Except as would not unreasonably be expected to have a Company Material Adverse Effect, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any Company Subsidiary is party that:  (i) restrict any Proprietary Rights; (ii) restrict the conduct of the business of the Company or any of its employees; or (iii) grant third parties any material rights under Proprietary Rights.  To the knowledge of the Company and except as would not unreasonably be expected to have a Company Material Adverse Effect, no material trade secret of the Company has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to the Company and, to the knowledge of the Company, no party to a nondisclosure agreement with the Company is in breach or default thereof.  To the knowledge of the Company, no current or former director, officer, consultant or employee of the Company will, after giving effect to the Offer and the Merger, own any of the Proprietary Rights.  To the knowledge of the Company and except as would not unreasonably be expected to have a Company Material Adverse Effect, the execution of, the delivery of, the consummation of the Offer and Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any loss or impairment of any Proprietary Rights.  To the knowledge of the Company, neither government funding nor government, academic or non-profit research facilities were used in the development of any of the patent applications owned by the Company.

(b)           With respect to property other than Proprietary Rights, the Company and each Company Subsidiary has all assets, properties, rights and contracts necessary to permit the

Company and the Company Subsidiaries to conduct their business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary has good, clear and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the June 30, 2006 in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet.  There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company or any Company Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and the Company Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company or a Company Subsidiary.  To the knowledge of the Company, the property and equipment of the Company and each Company Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices.  Section 3.12(b) of the Company Disclosure Schedule lists all Real Property leased by the Company or a Company Subsidiary, neither the Company nor any Company Subsidiary owns any Real Property.

3.13         Insurance.  All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the Company and the Company Subsidiaries and are in conformity in all material respects with the requirements of all leases or other agreements to which the Company or the relevant Company Subsidiary is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms.  Neither the Company nor any Company Subsidiary is in default in any material respect with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any material claim under any such policy or binder in due and timely fashion.  All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder.  Neither the Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.  All applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier.  There are no gaps in insurance coverage for the Company or any Company Subsidiary, no coverage limits of insurance policies covering the Company or a Company Subsidiary have been exhausted and to the Company’s knowledge, all of the insurers of the Company or any Company Subsidiary remain solvent and able to pay claims.

3.14         Commercial Relationships.  None of the Company’s or the Company Subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or a Company Subsidiary or has, during the last twelve months, materially altered its relationship with the Company or a Company Subsidiary.  To the knowledge of the Company, there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company or a Company Subsidiary.  Without limiting the generality of the foregoing, the Company is in compliance in all material respects with diligence obligations, and has not failed to achieve any development milestones within applicable time periods, under material license agreements.

3.15         Tax Matters.

(a)           For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States Federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity.  “Tax Return” means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any attachments thereto and any amendments thereof.

(b)           All federal income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been timely and properly filed.  All such Tax Returns are true, correct and complete in all material respects, and all material Taxes due and payable by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid except for those Taxes that are being contested in good faith by appropriate proceedings and for which a specific reserve has been established in accordance with FIN 48.  The Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and, to the knowledge of the Company and the Company Subsidiaries, no claim has ever been made in writing by any taxing authority in any jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(c)           There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(d)           No audit is currently pending or threatened in writing with respect to any Tax Return of the Company or the Company Subsidiaries, nor to the Company’s and Company Subsidiaries’ knowledge, have any material deficiencies for any Taxes been proposed, asserted, threatened or assessed, in writing, against the Company or the Company Subsidiaries.

(e)           With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the Company’s books and records.

(f)            The Company and the Company Subsidiaries have withheld all material amounts required by law or contract to be withheld from the wages, salaries or other payments to (i) employees of or consultants to the Company and (ii) any other third party.  Such withheld amounts were either duly paid to the appropriate taxing authority to the extent due and payable or, to the extent not due and payable, set aside in accounts for such purpose.  The Company and the Company Subsidiaries have complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g)           The Company and the Company Subsidiaries are not a party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement.  Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any other person (other than Taxes of any member of a consolidated group of which the Company is the common parent) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)           Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments that has, or has been or is a party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).

(i)            Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)            Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

(k)           The Company has made available to Parent (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received by the Company or any Company Subsidiary since December 31, 2001.

(l)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section

481 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) made prior to the Closing Date or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provisions of state, local or foreign Tax law) executed during the six (6) year period ending on the Closing Date.

(m)          The Company has not engaged in any “listed transaction” identified pursuant to Treas. Reg. Section 1.6011-4(b)(2).

3.16         Employee Benefit Plans.

(a)           Section 3.16(a) of the Company Disclosure Schedule lists each employee benefit plan (as hereinafter defined) (i) that is maintained, contributed (or required to be contributed) to, or sponsored by the Company or any Company Subsidiary, or (ii) to which the Company or any Company Subsidiary is a party, or (iii) with respect to which the Company or any Company Subsidiary has any liability, including any contingent liability, for the payment or delivery of any premiums, compensation or benefits (collectively, the “Plans”).  For purposes of the preceding sentence, an “employee benefit plan” is any of the following that benefits or is intended to benefit any current or former employee or director (whether or not an employee) of, or consultant or other service provider (whether or not an employee) with respect to, any of the Company or the Company Subsidiaries, or the beneficiaries of any of them:  (A) a “plan” described in Section 3(3) of the Employee Retirement Income Security Act (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; or (C) an incentive, bonus, deferred compensation, welfare, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, and any material fringe benefit or other material benefit plan, policy, program, agreement or arrangement, whether written or unwritten.  With respect to each Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments:  (i) the Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms), (ii) in the case of any funded Plan, the trust agreement or similar instrument, (iii) for each Plan subject to the requirement that annual reports be filed on a Form 5500, the most recently filed such annual report with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Plan, (v) all related custodial agreements, insurance policies, administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (vi) the most recent summary plan description or similar summary and any employee handbook referencing the Plan.

(b)           None of the Company or any Company Subsidiary or any other person (including an entity) that together with the Company or any Company Subsidiary is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Company Subsidiary, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored or maintained, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under

Section 4063 or 4064 of ERISA, or (iv) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or a welfare benefit fund within the meaning of Section 419(e) of the Code.  Except as described in Section 3.6(b) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Plan.

(c)           Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”).  No such determination or opinion letter has been revoked, and revocation has not been threatened.  No such Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

(d)           Each Plan has been maintained and administered at all times in accordance with its material terms.  Each Plan, including any associated trust or fund, has been established and administered in material compliance with the applicable provisions of ERISA, the Code and other applicable law (including, where applicable, non-U.S. law), and, to the knowledge of the Company, nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate to any liability or penalty under Section 502 of ERISA or to any tax under Chapter 43 of the Code.  All filings and reports with respect to each Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e)           No Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any Company Subsidiary has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(f)            With respect to each Plan, no administrative investigation, inquiry, audit or other proceeding by the IRS, Department of Labor other Governmental Entity, and no other lawsuit, claim, or other controversy, other than claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened.

(g)           With respect to each Plan, all contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company and the Company Subsidiaries.

(h)           Each Plan subject to Section 409A of the Code (“Section 409A”) has been operated in good faith compliance with Section 409A.

(i)            Except for the UK plans listed on Section 3.16(a) of the Company Disclosure Schedule, no Plan is subject to the laws of a jurisdiction other than the United States, whether or not United States law also applies.  For purposes of the preceding sentence, the

Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(j)            Each Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Plan, and each Plan may be terminated without liability to the Company or any Company Subsidiary, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.  Except as listed in Section 3.16(j) of the Company Disclosure Schedule, no Plan includes in its assets any securities issued by the Company or any of Company Subsidiary.  No Company Plan has been subject to Tax under section 511 of the Code.

3.17         Employee Relations.

(a)           Except as otherwise provided in this Section 3.17(a), upon termination of the employment of any employees or the service relationship of any director or consultant, none of the Company, the Company Subsidiaries, the Surviving Corporation nor Parent shall be liable, by reason of the Offer or Merger or anything done in connection with the Offer or Merger, to any of such employees, directors, or consultants for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies), except as set forth Section 3.17(a) of the Company Disclosure Schedule.  True and complete information as to the name, current job title, date of hire/election and base salary for each of the last two years of all current employee, directors and executive officers of the Company has been provided or otherwise made available to Parent.  Section 3.17(a) of the Company Disclosure Schedule sets forth good faith estimates of amounts reportable as W-2 income that are payable to employees identified in the Company Disclosure Schedule as exceptions to the first sentence of this Section 3.17(a).

(b)           The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, Federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all material amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any material taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, could not reasonably be expected to result in a liability in excess of $1 million.

(c)           No work stoppage or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.  Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints that, if adversely determined, could reasonably be expected to result in material liability to the Company.  Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to the Company.  Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.  To the best knowledge of the Company, no union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or threatened.

(d)           Section 3.17(d) of the Company Disclosure Schedule sets forth a list of all independent contractors currently performing services relating to the Company or any Company Subsidiary or under contract to perform such future services for the Company or any Company Subsidiary.  All such individuals have acknowledged in writing that they are not employees of the Company or any Company Subsidiary and are not entitled to any employee compensation or benefits.  Accurate and complete copies of all written agreements with any such independent contractor have been provided to Parent.  Other than the employees, directors and executive officers described in Section 3.17(a) and the independent contractors described in this Section 3.17(d), no other individuals provide services to the Company and Company Subsidiaries.

(e)           Section 3.17(e) of the Company Disclosure Schedule lists each oral or written agreement with any employee, director or officer of the Company or any Company Subsidiary, including, but not limited to, any agreement (i) under which the amount or timing of benefits are contingent, or the terms are altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee, director or officer.

3.18         Environmental Matters.  Except as set forth in Schedule 3.18 of the Company Disclosure Schedule:

(a)           Neither the Company nor any of the Company Subsidiaries has materially violated, is in material violation of, or has been notified that it is in material violation of any Environmental Law (as defined in Section 3.18(e)(i)), and except in material compliance with Environmental Laws, neither the Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.18(e)(ii)) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials by the Company or any of the Company Subsidiaries in material violation of any Environmental Law at any site owned or operated by, or premises leased by, the Company or any of the Company Subsidiaries during the period of the Company’s or such Company Subsidiary’s ownership, operation or lease nor has there been or is there threatened any Release (as defined in Section 3.18(e)(iii)) of any Hazardous Materials into, on, at, under or from any such site or premises by the Company or any of the Company Subsidiaries during such period in material violation of any Environmental Law or which created or could create an obligation pursuant to any Environmental Laws to report or respond to such Release or would create any material liability for the Company or the Company Subsidiary.  To the Company’s knowledge, there is no underground storage tank at any site owned or operated by, or premises leased by the Company or any Company Subsidiary.

(b)           Neither the Company nor any Company Subsidiary has received written notification that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material.  No such site or premises is listed, or to the Company’s knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists.  Neither the Company nor any Company Subsidiary has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

(c)           The Company and the Company Subsidiaries have obtained all material permits required by Environmental Law necessary to enable them to conduct their respective businesses and are in compliance in all material respects with such permits.  All such permits are in full force and effect and there are no pending (and, to the Company’s knowledge, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such permits.

(d)           To the Company’s knowledge, there is no environmental or health and safety matter that reasonably would be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company previously has furnished to Parent true and complete copies of all material environmental audits or risk assessments, site assessments, permits required under Environmental Laws, planning and reporting documents created under Environmental Laws, and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company or any Company Subsidiaries (or any predecessor in interest in connection with the business of the Company or any Company Subsidiary).

(e)           For purposes of this Agreement:

(i)            “Environmental Laws” means any Federal, state, local or foreign Laws, regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; any state or local statute of similar effect; and any Laws relating to protection of safety, health or the environment which regulate the management or disposal of biological agents or substances including medical or infectious wastes;

(ii)           “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii)          “Release” has the meaning specified in CERCLA.

3.19         No Breach.  Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of Delaware contemplated herein, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions and (d) matters listed in Section 3.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or by-laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, or (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv), (v), and (vi) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect and would not materially interfere with the ability of the Company to consummate the transactions contemplated hereby or materially increase the costs of consummation of the Offer and the Merger.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, or give any notice to, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures which could not result in any material modification or termination of, or a payment or default under, such agreement.  The failure to obtain a consent or waiver with respect to any of the Select Agreements or any agreement referenced in, or listed as an exhibit to, any Company SEC Report filed in the last twelve months shall be deemed to have a Company Material Adverse Effect.

3.20         Board Approvals; Anti-Takeover; Vote Required.

(a)           The Company Board of Directors, at a meeting duly called and held at which all directors were present, has (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby, (ii) resolved that the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock and Company Preferred Stock to Sub pursuant to the Offer, and approve and adopt this Agreement and each of the transactions contemplated hereby, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

(b)           The Company has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement and the tender and voting Agreements with the Principal Shareholders.

(c)           The Board of Directors of the Company has taken such action as is necessary with respect to the Company Rights Agreement such that the execution and delivery of this Agreement and the tender and voting agreements with the Principal Shareholders and the transactions contemplated hereby and thereby will not (i) result in Parent or Sub becoming an “Acquiring Person” under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the preferred stock purchase rights under the Company Rights Agreement to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered.

(d)           If approval by the Company’s stockholders is required under the DGCL to approve and adopt this Agreement and the transactions contemplated hereby, the only votes necessary for such approval are the affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and (ii) the holders of a majority of the outstanding shares of Company Convertible Preferred Stock.

(e)           The Company (acting through a compensation committee of the Company’s Board of Directors composed solely of independent directors (as such term is used in Rule 14d-10(d) under the Exchange Act)) has taken all steps necessary to cause each compensation, severance or other benefit agreement, arrangement or understanding between the Company or a Company Subsidiary and any of its or their current or former officers, directors or employees to be approved as an employment compensation arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) under the Exchange Act.

3.21         Financial Advisor.

(a)           The Company Board of Directors has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger, taken together, by the holders of the Company Common Stock (other than as set forth in such opinion) is fair, from a financial point of view, to such holders.  The Company shall forward to Parent, solely for informational purposes, a copy of the written version of such opinion promptly after receipt thereof by the Company.

(b)           Other than UBS Securities LLC, no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.  The Company previously has provided or made available to Parent a copy of the UBS Securities LLC engagement letter, and the fees set forth therein are the only fees payable to UBS Securities LLC.

3.22         Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Sub expressly for inclusion therein.

3.23         Information in the Proxy Statement.  The Proxy Statement, if any, (and any amendment thereof and supplement thereto) at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Sub expressly for inclusion in the Proxy Statement.  The Proxy Statement, as to information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

SECTION 4- REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub hereby make the following representations and warranties to the Company:

4.1           Organization.  Parent is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts.   Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Sub is validly issued, fully paid and non assessable and is owned, beneficially and of record, by Parent, free and clear of any claim, lien, encumbrance or agreement with respect thereto.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.2           Authority to Execute and Perform Agreement.

(a)           Parent and Sub have the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and the transactions contemplated hereby.  The Board of Directors of each of Parent and Sub has approved this Agreement and the transactions contemplated hereby.  No approval by Parent’s shareholders or Sub is required to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)           The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent or Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Parent or Sub is a party or to which either of them or any of their respective assets or properties is bound or subject, (iii) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (iv) violate any governmental permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

4.3           Information in the Offer Documents.  The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule TO will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule TO will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that neither of Parent or Sub makes any representation or warranty with respect to statements made in the Schedule TO based on information furnished by the Company expressly for inclusion therein.

4.4           Information in the Proxy Statement.  The Proxy Statement, if any (and any amendment thereof and supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by either of Parent or Sub other than with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Proxy Statement. The Proxy Statement, as to information supplied by either of Parent or Sub for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.5           Sub.  Sub is duly organized, validly existing and in good standing as a Delaware corporation.   Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.6           Financing.  Parent currently has, and Parent will cause Sub to have, (i) upon the consummation of the Offer, sufficient unrestricted funds to pay in full for all shares of Company Capital Stock validly tendered into the Offer, subject to the terms and conditions of the Offer and this Agreement and (ii) at the Effective Time, sufficient unrestricted funds to pay in full the Merger Consideration, subject to the terms and conditions of this Agreement.

4.7           Ownership of Company Common Stock.  On the date hereof, Parent and Sub own no shares of Company Capital Stock, and (other than as provided herein) own no additional rights to purchase Company Capital Stock through any option from any other person.

4.8           Litigation.  Except as set forth in the reports and documents required to be filed by Parent with the SEC since January 1, 2007, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Parent, threatened against Parent or Sub, or any of their officers or directors (in their capacity as such) that individually or in the aggregate would reasonably be expected to prevent, enjoin, alter or delay the Offer or the Merger.

4.9           Financial Advisor.  Parent, and not the Company, shall be liable for any fee or other commission payable to any broker, finder, agent or similar intermediary engaged by Parent or Sub in connection with the transactions contemplated hereby, including Banc of America Securities LLC.

SECTION 5 - COVENANTS AND AGREEMENTS

5.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each Company Subsidiary shall, except to the extent that Parent shall otherwise consent in writing and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts and Taxes, and pay or perform other material obligations when due.  Without limiting the generality of the foregoing, without the prior written consent of Parent and except as otherwise specifically provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall observe the following covenants:

(a)           Affirmative Covenants Pending Closing.  The Company shall:

(i)            Preservation of Personnel.  Use its reasonable commercial efforts to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries;

(ii)           Insurance.  Use reasonable commercial efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii)          Preservation of the Business; Maintenance of Properties, Contracts.  Use reasonable efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the Company’s product candidates and products and to advertise, promote and market the products of the Company and the Company Subsidiaries, and use reasonable commercial efforts to keep the Company’s properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11.

(iv)          Intellectual Property Rights.  Use its reasonable best efforts to preserve and protect the Proprietary Rights;

(v)           Company Options and Warrants.  Take all reasonable actions necessary with respect to Company Options and Company Warrants to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments (such approval not to be unreasonably withheld, delayed or conditioned); and

(vi)          Regulatory Matters.  Notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity, and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b)           Negative Covenants Pending Closing.  The Company shall not:

(i)            Disposition of Assets.  Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding, in the aggregate, $100,000;

(ii)           Liabilities.  Incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice, in an amount aggregating in excess of $250,000;

(iii)          Compensation.  Change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements disclosed in the Company Disclosure Schedule and (B), in the case of compensation for employees, agents or consultants who are not officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv)          Capital Stock.  Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock; provided, however, the foregoing limitations shall not apply in connection with (1) the payment (which shall be in cash) of any dividends required to made under the Company’s certificate of incorporation, as in effect on the date hereof (including, without limitation, under Section 7 of that certain Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or about May 7, 2002) and (2) the conversion or exercise of convertible securities outstanding on the date of this Agreement and disclosed in this Agreement or in the

Company Disclosure Schedule, including, without limitation, the issuance of shares of Company Common Stock upon the exercise of Company Warrants and/or Company Options;

(v)           Charter, By Laws, Directors and Officers.  Cause, permit or propose any amendments to the certificate of incorporation or by-laws of the Company or any Company Subsidiary or elect or appoint any new directors or officers;

(vi)          Acquisitions.  Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

(vii)         Capital Expenditures.  Authorize any single capital expenditure in excess of $100,000 or capital expenditures which in the aggregate exceed $250,000;

(viii)        Accounting Policies.  Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Qs;

(ix)           Taxes.  Make any material Tax election or settle or compromise any material Federal, state, local or foreign Tax liability, change annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(x)            Legal.  Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the Company or any Company Subsidiary or which relates to the transactions contemplated hereby, (B) would involve restrictions on the business activities of the Company or any Company Subsidiary, or (C) would involve the issuance of Company securities;

(xi)           Extraordinary Transactions.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Offer and Merger); amend, alter, or terminate the Company Rights Agreement, except as contemplated by Section 3.20(c); or take any action to render inapplicable, or to exempt any person from the provisions of the DGCL or any other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, except as contemplated by this Agreement;

(xii)          Payment of Indebtedness.  Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Qs or incurred in the ordinary course of business since that date;

(xiii)         Loans and Advances.  Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business);

(xiv)        WARN Act.  Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign Law;

(xv)         New Agreements/Amendments.  Except as contemplated in this Agreement, enter into or modify, or permit a Company Subsidiary to enter into or modify, any material license, development, research, or collaboration agreement, lease or other contract with any other person;

(xvi)        Confidentiality and Non-Competition Agreements.  Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party;

(xvii)       Obligations.  Obligate itself to do any of the foregoing.

(c)           Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

5.2           No Solicitation.

(a)           Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving:  (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the Company Common Stock or the Company Convertible Preferred Stock or any of voting securities of the Company Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (B) any consolidation, business combination, merger or similar transaction involving the Company; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or its Subsidiaries (including for this purpose the outstanding equity securities of the Company’s Subsidiaries) for consideration equal to twenty percent (20%) or more of the market value of all of the outstanding shares of Company Common Stock on the last trading day prior to the date of this Agreement; or (D) any recapitalization, restructuring, liquidation or dissolution of the Company (each of clauses (A)-(D), an “Acquisition Proposal”).  Except as provided in Section 5.2(b) or (c), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively,

“Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement.  Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (x) taking and disclosing to the Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to the Company’s stockholders as in the good faith judgment of the Company Board of Directors, after receipt of advice from outside legal counsel, is required under applicable Law and that the failure to make such disclosure would cause the Company Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable Law.

(b)           Notwithstanding the foregoing, prior to the acceptance of shares of Company Capital Stock pursuant to the Offer (the “Acceptance Date”), the Company and its Representatives may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, such person has, in the absence of any violation of this Section 5.2 by the Company, submitted a bona fide written proposal to the Company relating to any such Acquisition Proposal which the Board of Directors determines in good faith, after consultation with its financial advisor, is or is reasonably expected to lead to a Superior Proposal (as defined below).  The Company shall promptly (and in any case within 24 hours) notify Parent (i) of each such Superior Proposal, which notice shall include a copy of such Superior Proposal and (ii) upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, the Company, any of the Company Subsidiaries or the Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials and (iii) provide Parent with copies of all written materials provided by the Company to such party.  The Company will keep Parent informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such Superior Proposal or other inquiry, offer, proposal or request.  The Company shall promptly, following a determination by the Company Board of Directors that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.  For purposes of this Agreement, a “Superior Proposal” is an Acquisition Proposal for 100% of the outstanding Company Capital Stock that involves consideration to the holders of shares of Company Capital Stock that is superior to the consideration offered to such holders pursuant to the Offer and the Merger and that otherwise represents a superior transaction to the Offer and the Merger.

(c)           Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by this Agreement to Parent or Sub, the approval or recommendation by the Company Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Acceptance Date, the Company Board of Directors may (subject to the terms of this and the following two sentences) effect an Adverse Recommendation Change at any time after (x) it has concluded in good faith, after receipt of advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders, (y) the third (3rd) business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal (which notice shall include a copy of such Superior Proposal) and identify the Person making such Superior Proposal and advising Parent that the Company intends to effect an Adverse Recommendation Change, and (z) during such three (3) business day period, the Company has provided the Parent the opportunity to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Company to proceed with its recommendation of the Offer and Merger to stockholders without making an Adverse Recommendation Change; provided, however, that any such adjustments shall be at the discretion of Parent and Sub at such time.  Any Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger or by the tender and voting Agreements with Principal Shareholders.

(d)           The Company shall promptly (but in no event later than two (2) business days after the date of this Agreement) demand that each individual or entity that has executed a confidentiality agreement in connection with potential Acquisition Proposal return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or a Company Subsidiary.

5.3           401(k).  Except with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Company Common Stock.  If requested by the Parent in writing, the Company shall terminate the Company’s 401(k) plan immediately prior to the scheduled expiration date of the Offer.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1           Proxy Statement.  If required by the Exchange Act, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the adoption of this Agreement by the required vote of the holders of the outstanding shares of Company Capital Stock (the “Company Shareholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.  The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.  Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger.

6.2           Meeting of Stockholders of the Company.  The Company shall, as soon as practicable following the expiration of the Offer and the purchase of the shares of Company Capital Stock pursuant thereto, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Company Shareholder Approval.  The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Shareholder Approval.  Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with the DGCL.

6.3           Access to Information.  Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company and the Company Subsidiaries as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby.  Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business and the Company shall cooperate fully therein.  No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.  In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.  The information and documents so provided shall be subject to the terms of the Confidentiality Agreement.

6.4           Public Disclosure.  The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other transactions contemplated by this Agreement (other than a press release or other announcement that relates to a Superior Proposal) to any third party, except as may be required by Law or by any listing agreement with NASDAQ, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed.  The parties have agreed to the text of the joint press release announcing the execution of this Agreement.  Notwithstanding the foregoing, without prior consent of the other party, each party (a) may communicate information that is not confidential to the other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties.  Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.

6.5           Regulatory Filings; Reasonable Efforts.

(a)           As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) filings required by the merger notification or control Laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Laws or rules and regulations of any Governmental Entity relating to the Offer and the Merger.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Laws and rules and regulations of any Governmental Entity.

(b)           Each of Parent, Sub, and the Company shall promptly supply the other with any information which may be reasonably required in order to effectuate any filings or application pursuant to Section 6.5(a).

(c)           Each of Parent, Sub and the Company will notify the others promptly upon the receipt of:  (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using its reasonable best efforts to accomplish the following:  (i) the causing of all the conditions set forth in Section 7 and in Annex I hereto to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all reasonably requested actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities and the making of all reasonably requested registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement.  In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, use all reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated hereby.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable best efforts to take, or cause to be taken, all such necessary actions.  Parent shall cause Sub to fulfill all Sub’s obligations under, and pursuant to, this Agreement.  The Company will use its reasonable best efforts to obtain any consent, approval, or waiver with respect to the Select Agreements such that no party will have a reasonable basis to maintain that the representations and warranties in Section 3.11(a)(ii) are not true and correct.  Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Corporation or any other subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason.  Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted or threatened against the Company (or any of its directors or officers) before any court or governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages or discovery in connection with such transactions.

6.6           Notification of Certain Matters.  Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Annex I that is unsatisfied in any material respect at any time from the date hereof to the date the Sub purchases shares of Company Capital Stock pursuant to the Offer (except to the extent it refers to a specific date), and (iii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.

6.7           Indemnification.

(a)           Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company and the directors or officers of each Company Subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents, in effect as of the date hereof, with respect to matters occurring at or prior to the Acceptance Date shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Acceptance Date, and Parent guarantees any such obligations of the Surviving Corporation.  During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Acceptance Date were directors or officers of the Company or directors or officers of any of Company Subsidiary in respect of actions or omissions occurring at or prior to the Acceptance Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Date or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           At or prior to the Acceptance Date, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverages or insurance policies that provide coverage similar to the coverage provided under the Company’s existing directors’ and officers’ liability insurance coverages or insurance policies for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Acceptance Date of not less than the existing coverage and have other terms not materially less favorable to, the insured Persons than the directors’ and officers’ liability insurance coverages or insurance policies presently maintained by the Company; provided, however, that the aggregate cost of such endorsement (the “Premium Price”) shall not exceed $1.80 million, and in the event that the Premium Price is insufficient for such coverage, the Company shall purchase the maximum amount of coverage that is available for such amount; and provided, further, however, that prior to purchasing any such endorsement with a Premium Price equal or exceeding $1.35 million, the Company shall afford Parent the opportunity to purchase a substitute policy with the same coverage limits and substantially similar terms as in the endorsement proposed to be purchased by the Company from a reputable insurance carrier with a substantially similar credit rating as the insurance carrier from which the Company proposes to purchase such policy.  Parent shall, and shall cause the Surviving Corporation not to, take actions to cancel such endorsement or dishonor any obligations of Parent or the Surviving Corporation thereunder.

(c)           The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

(d)           In the event Parent, Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

6.8           Consents and Approvals.  Each of the Company, Parent and Sub will take all reasonable actions necessary to (i) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby, (ii) promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby and (iii) take and cause its respective subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub the Company or any of their subsidiaries in connection with the Offer or the Merger or the taking of any action contemplated thereby or by this Agreement (collectively, the “Requisite Approvals”).

6.9           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to satisfy the conditions to the Offer and make effective the Merger and the other transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

6.10         Directors.

(a)           Promptly upon the first acceptance for payment of, and payment by Sub for, any shares of Company Common Stock which represent at least a majority of the issued and outstanding shares of Company Common Stock (which assumes the exercise or conversion of all vested options, rights and securities exercisable or convertible into shares of such class) pursuant to the Offer, Parent shall be entitled to designate such number of directors on the Company Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (x) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (I) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (II) the number of such shares of Company Common Stock outstanding, and the Company shall, at such time, cause Parent’s designees to be so elected; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board of Directors, until the Effective Time the Company Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.  At such time, the Company shall, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors of Directors, (ii) each board of directors (or similar body) of each of the Company’s Subsidiaries, and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable Law or the rules of any stock exchange on which the Company Common Stock is listed.  Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub’s designees).  In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board of Directors or obtain the resignation of such number of its current directors, or both, as is necessary to enable Sub’s designees to be elected or appointed to the Company Board of Directors as provided above.

(b)           Notwithstanding anything in this Agreement to the contrary, if Parent’s designees constitute a majority of the Company Board of Directors after the acceptance for payment of shares of Company Capital Stock pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of shares of Company Capital Stock other than Parent or Sub, (iii) amend the certificate of incorporation or by-laws of the Company, or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement or the transactions contemplated hereby; provided, however, that if there shall be no Independent Directors as a result of such persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO
CONSUMMATE THE MERGER

7.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the shares of Company Capital Stock, to the extent required pursuant to the requirements of the certificate of incorporation and the DGCL.

(b)           Statutes; Court Orders.  No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(a)           By mutual written consent of Parent and the Company duly authorized by the Board of Directors of the Parent and the Company Board of Directors; or

(b)           By either Parent or the Company: (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of any of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such Restraints; or (ii) if the Merger has not been consummated by December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

(c)           By Parent if, prior to the purchase of shares of Company Capital Stock pursuant to the Offer, there has been a breach by the Company of or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted in the conditions set forth in paragraphs (c) or (f) Annex I not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (ii) due to an occurrence or circumstance that has resulted in a failure to satisfy any condition set forth in Annex I hereto, Sub shall have allowed the Offer to terminate, without having accepted any shares of Company Capital Stock for payment thereunder, unless such occurrence or circumstance shall have been caused by or resulted from the failure of Parent or Sub to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by Parent or Sub of any of their representations or warranties contained in this Agreement; or

(d)           By the Company if, prior to the purchase of shares of Company Capital Stock pursuant to the Offer, there has been a breach by Parent or Sub of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Sub shall have become untrue, which situation in any case (i) would result in any of the representations and warranties of Parent and Sub set forth in this Agreement not being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar terms set forth therein) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, or would result in a failure by Parent or Sub to perform in all material respects its obligations and covenants required to be performed by it under this Agreement and (ii) has not been cured within 30 days following notice by the Company or, if the Termination Date is less than 60 days from the notice by the Company, has not been or cannot reasonably be expected to be cured by the Termination Date; or

(e)           By Parent, at any time prior to the purchase of the shares of Company Capital Stock pursuant to the Offer, if (i) the Company Board of Directors shall have (A) effected an Adverse Recommendation Change, (B) recommended to the Company’s stockholders any proposal other than by Parent or Sub in respect of an Acquisition Proposal, or publicly announced its intention to enter into any agreement in respect of any Acquisition Proposal, (C) failed to publicly reaffirm its recommendation of this Agreement or the Offer within two (2) business days of Parent’s request, or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or (ii) after receiving an Acquisition Proposal, the Company shall have materially, knowingly and intentionally violated or breached any of its obligations under Section 5.2 with respect to such Acquisition Proposal; or

(f)            At any time prior to the purchase of the shares of Company Capital Stock pursuant to the Offer, by the Company, if the Company has received a Superior Proposal, which, after giving effect to all of the adjustments that may be offered by Parent pursuant to Section 5.2, the Company Board of Directors determines in good faith (after consultation with its financial advisors) continues to constitute a Superior Proposal, provided the Company shall not have materially, knowingly and intentionally violated or  breached any of its obligations under Section 5.2 with respect to such Superior Proposal.

8.2           Effect of Termination.

(a)           Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.3, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)           If Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall promptly pay Parent a termination fee (the “Termination Fee”) of $9 million.  If the Company intends to terminate this Agreement pursuant to Section 8.1(f), it shall, in connection with and as a condition to such termination, pay Parent the Termination Fee.  If Parent terminates this Agreement pursuant to Section 8.1(c) due to a knowing and intentional breach by the Company, and prior to such time an Acquisition Proposal has been made, then the Company shall pay Parent the Termination Fee at the closing of a transaction relating to an Acquisition Proposal provided such closing occurs within twelve (12) months after the termination date.  If Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall pay to Parent the Termination Fee promptly, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice.  All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company.  If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

8.3           Fees and Expenses.  Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.  The Company will provide for the transfer, on the Acceptance Date, to UBS Securities LLC, of a cash amount sufficient to pay in full amounts due and payable to UBS Securities LLC in connection with the Offer and the Merger.

8.4           Amendment.   Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the purchase of shares of Company Capital Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5           Waiver.  At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1           No Survival.  None of the representations and warranties contained herein shall survive the Effective Time.

9.2           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:

Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
Attn: Earl M. Collier, Jr.
Telephone: (617)-252-7500
Facsimile: (617)-252-7600
Email: duke.collier@genzyme.com

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: Paul M. Kinsella
Email: paul.kinsella@ropesgray.com
Telephone: (617) 951-7921
Facsimile: (617) 235-0822

(b)	if to the Company, to:

Bioenvision, Inc.
345 Park Avenue
41st Floor
New York, New York 10154

Attn: Chief Executive Officer
Telephone: (212) 750-6700
Facsimile: (212) 750-6777
Email: ChrisWood@bioenvision.com

with a copy to:

Goodwin Procter LLP
53 State Street
Exchange Place
Boston, MA 02109
Attn: Christopher J. Denn
Telephone: (617) 570-8717
Facsimile: (617) 523-1231
Email: cdenn@goodwinprocter.com

Attn: James R. Kasinger
Telephone: (617) 570-1104
Facsimile: (617) 523-1231
Email: jkasinger@goodwinprocter.com

Any party may by notice given in accordance with this Section 9.2 to the other parties designate updated information of notices hereunder.

9.3           Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement and the tender and voting agreements with the Principal Shareholders.

9.4           Governing Law.  This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the Laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

9.5           Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a)           This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (or the assignor) shall agree to remain liable for the performance by Parent and Sub (and such assignor, if applicable) of their obligations hereunder.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)           Other than Section 6.7, which shall confer third party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6           Section Headings.  The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

9.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.8           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.9           Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10         Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement.

In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.11         Rules of Construction; Certain Definitions.

(a)           All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b)           For purposes of this Agreement, the term “Governmental Entity” shall mean any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

(c)           For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.12         No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.13         Waiver of Jury Trial.  EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

BIOENVISION, INC.

By:	/s/ Christopher B. Wood
Name: Christopher B. Wood
Title: Chairman and Chief Executive Officer

GENZYME CORPORATION

By:	/s/ Peter Wirth
Name: Peter Wirth
Title: Executive Vice President, Chief Legal Officer
and Secretary

WICHITA BIO CORPORATION

By:	/s/ Peter Wirth
Name: Peter Wirth
Title: Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

Annex I

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Capital Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Company Capital Stock if, there shall not have been validly tendered and not withdrawn prior to the Expiration Date (1) that number of shares of Company Common Stock which, when added to any shares of Company Common Stock owned by Parent and Sub, represents a majority of the issued and outstanding shares of Company Common Stock (assuming, for purposes of such calculation, the exercise or conversion of all vested “in the money” Company Options and “in the money” Company Warrants) and (2) 100% of the outstanding shares of Company Convertible Preferred Stock.  Furthermore, notwithstanding any other provisions of the Offer, the Sub shall not be required to accept for payment or pay for any validly tendered shares if, at the Expiration Date (i) any applicable waiting periods under the HSR Act have not expired or terminated prior to the termination of the Offer; (ii) any clearances, permits, authorizations, consents or approvals sought by Parent or Sub under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not been obtained, or (iii) any of the following events shall occur and be continuing:

(a)           there shall be pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent’s or Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or any material portion of their or the Company’s or the Company’s Subsidiaries’ businesses or assets, taken as a whole, or to compel Parent or Sub or their respective Subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective Subsidiaries, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Sub, or render Sub unable, to accept for payment, pay for or purchase some or all of the shares of Company Capital Stock pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the shares of Company Capital Stock, including, without limitation, the right to vote the shares of Company Capital Stock purchased by it on all matters properly presented to the Company’s stockholders, or (v) seeking to require divestiture by Parent or any of its Subsidiaries or affiliates of any shares of Company Capital Stock;

(b)           there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Merger or any other transaction contemplated hereby, or any other action shall be taken by any Governmental Entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)           any of the representations and warranties of the Company contained in this Agreement shall not be true and correct (1) as of the date of this Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (2) as of the Acceptance Date without giving effect to any qualifications as to “materiality” or “Material Adverse Effect” except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect;

(d)           since the date of this Agreement, there shall have occurred any events or changes which have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

(e)           the Company Board of Directors or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to Parent or to Sub (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger or shall have failed to make such favorable recommendation, (ii) approved or recommended to its stockholders any Acquisition Proposal or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any Acquisition Proposal, (iii) resolved or publicly proposed to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to an Acquisition Proposal (other than by Parent or Sub) after a reasonable amount of time (and in no event more than five (5) business days following receipt thereof) has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

(f)            the Company shall have breached or failed, in all material respects, to perform or to comply with any agreement, obligation or covenant to be performed or complied with by it under this Agreement and such failure to perform or to comply shall not have been cured to the good faith satisfaction of Parent and which breach or failure shall not have been cured by the Company;

(g)           Sub shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d), (e) and (f) of this Annex I have not occurred;

(h)           the Merger Agreement shall have been terminated in accordance with its terms; or

(i)            there shall have occurred and be continuing (i) a declaration by a Governmental Entity of a banking moratorium or any suspension of payments in respect of banks in the United States or (ii) an extraordinary limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions, in each case, which prevents the Parent and Sub from effecting payment for the shares of Company Capital Stock tendered in the Offer.

The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is annexed.

Annex II

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated May 29, 2007, is entered into between GENZYME CORPORATION, a Massachusetts corporation (“Parent”), WICHITA BIO CORPORATION, a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Sub”), and _________________________, (“Shareholder”), with respect to (i) the shares of common stock, par value $0.001 per share (the “Company Common Stock”), of Bioenvision, Inc. a Delaware corporation (the “Company”), (ii) the shares of the Company’s Series A Convertible Participating Preferred Stock, $0.001 par value per share (the “Company Convertible Preferred Stock”), (iii) all securities exchangeable, exercisable or convertible into Company Common Stock or Company Convertible Preferred Stock, and (iv) any securities issued or exchanged with respect to such shares of Company Common Stock or Company Convertible Preferred Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the  Shareholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Shareholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the shares of Company Common Stock or Company Convertible Preferred Stock set forth thereon;

 WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company; and

 WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Certain Covenants.
1.1           Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Shareholder hereby covenants and agrees that between the date hereof and the Termination Date, Shareholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.  Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Shareholder may transfer any or all of the Securities as follows: (i) in the case of a Shareholder that is an entity, to any subsidiary, partner or member of Shareholder, and (ii) in the case of an individual Shareholder, to Shareholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Securities or any interest in any of such Securities is or may be transferred (a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.
1.2           No Solicitation.  Between the date hereof and the Termination Date, except as otherwise permitted by Section 5.2 of the Merger Agreement, neither the Shareholder nor any director, officer, agent, representative, employee, affiliate or associate (collectively, “Representatives”) of Shareholder shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or of any other sale, transfer, pledge or other disposition or conversion of any of the Securities or of any of the other debt or equity securities of the Company, or (b) participate in or knowingly encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or of any of the other debt or equity securities of the Company, in any case, from, to or with any person other than Parent or Sub.  Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any such other parties conducted heretofore with respect to any of the foregoing.  Shareholder will notify Parent immediately if any party contacts the Shareholder following the date hereof (other than Parent and Sub) concerning any Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or of any of the other debt or equity securities of the Company.
1.3           Certain Events.  This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, the Stockholder’s successors or assigns.  This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other

Securities of the Company issued to or acquired by the Stockholder.

1.4           Grant of Proxy; Voting Agreement.

(a)           The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Shareholder to vote the Securities for Shareholder and in Shareholder’s name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, whether before or after the closing of the Offer (as defined in the Merger Agreement), for the adoption and approval of the Merger Agreement and the Merger.  The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Shareholder in connection with  or as a result of any voting by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the shareholders of the Company.  The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Shareholder.

(b)           Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Shareholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in Section 1.4(a) at any annual, special or other meeting or action of the shareholders of the Company, in lieu of a meeting or otherwise.

(c)           This irrevocable proxy shall not be terminated by any act of the Shareholder or by operation of law, whether by the death or incapacity of the Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership).  If between the execution hereof and the Termination Date, Shareholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5           Tender of Securities.  Shareholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Securities to Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than five (5) business days following the commencement of the Offer, and Shareholder shall not withdraw any Securities so tendered unless the Offer is terminated.
1.6           Public Announcement.  Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Section 1.6 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.
1.7           Disclosure.  Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the American Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.  Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC or the NASDAQ or any other national securities exchange.
1.8           Matters Pertaining to Company Convertible Preferred Stock.  Reference is hereby made to that certain Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock to the Company’s certificate of incorporation filed with the Secretary of State of the State of Delaware on or about May 7, 2002 (as originally adopted and as the same may have been or may be amended, modified, supplemented or restated from time to time in accordance with its terms, the “Certificate of Designations”).  With respect to any shares of Company Convertible Preferred Stock held (beneficially or of record) by the Shareholder, the Shareholder hereby irrevocably acknowledges and agrees with the following solely in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement:  (i) the Offering constitutes a Deemed Liquidation (as defined in Section 5(c) of the Certificate of Designations) and such Shareholder irrevocably waives the right to receive any amounts under Section 5(a) of the Certificate of Designations; (ii) such Shareholder waives such Shareholder’s “opt out” right set forth in the second sentence of Section 5(c) of the Certificate of Designations; (iii) such Shareholder elects to receive the amounts payable with respect to such Shareholder’s shares of Company Convertible Preferred Stock under the Merger Agreement (and not the amounts described in clause (i) of the third sentence of Section 5(c) of the Certificate of Designations); (iv) such Shareholder waives the right to any notice under Section 5(d) of the Certificate of Designations; (v) such Shareholder waives the rights provided to such Shareholder under Section 6 of the Certificate of Designations; and (vi) such Shareholder consents to the

Offer, the Merger and the other transactions contemplated by the Merger Agreement for all purposes under Section 9 of the Certificate of Designations.  The foregoing consents and waivers shall be irrevocable at all times prior to the Termination Date.

2.             Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases shares of Company Capital Stock pursuant to the Offer, that:
2.1           Ownership.  Shareholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents or under any Registration Rights Agreement between the Company and Shareholder (collectively, “Liens”).  At the time Sub purchases shares of Company Capital Stock pursuant to the Offer, Shareholder will transfer and convey to Parent or its designee good and marketable title to the shares of Company Capital Stock included in the Securities, free and clear of all Liens created by or arising through Shareholder.
2.2           Authorization.  Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto.  Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.  If the Shareholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Shareholder’s spouse, and this Agreement is a legal, valid and binding agreement of the Shareholder’s spouse, enforceable against the Shareholder’s spouse in accordance with its terms.
2.3           No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon the Shareholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on the Shareholder’s ability to satisfy its obligations under this Agreement.  No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. The Shareholder has not previously assigned or sold any of the Securities to any third party.
2.4           Shareholder Has Adequate Information.  Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Shareholder acknowledges that the agreements contained herein with respect to the Securities by Shareholder are irrevocable (prior to the Termination Date), and that Shareholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5           No Setoff.  The Shareholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement.  There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company or the Shareholder to reduce the amount of the Securities or affect the validity or enforceability of the Securities.
2.6           No Amounts Payable to Shareholder.  Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company or any Company Subsidiary to the Shareholder or any of its affiliates or associates in connection with the transactions contemplated by the Merger Agreement or this Agreement or otherwise (other than any payments required under the Merger Agreement solely in exchange for equity securities of the Company).
3.             Representations and Warranties of Parent and Sub.  Parent and Sub hereby represent and warrant to Shareholder, as of the date hereof that:
3.1           Authorization.  Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.
3.2           No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Sub’s ability to satisfy its obligations under this Agreement.
4.             Survival of Representations and Warranties.  The respective representations and warranties of Shareholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.  The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.
5.             Specific Performance.  Shareholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Shareholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6.             Miscellaneous.
6.1           Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) December 31, 2007, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount and form of consideration payable thereunder to the Shareholder, and (iv) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”).
6.2           Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder or any Representative of the Shareholder, as applicable, serving on the Company Board of Directors or on the board of directors of any Company Subsidiary or as an officer or fiduciary of the Company or any of Company Subsidiary, acting in such person’s capacity as a director, officer or fiduciary of the Company or any Company Subsidiary.
6.3           Expenses.  Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.  Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.
6.4           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.
6.5           Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.
6.6           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
6.7           Assignment.  Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder.  Any purported assignment requiring consent without such consent shall be void.

6.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.
6.9           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)                                  if to Parent or Sub, to:

Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts  02142
Attn:  Earl M. Collier, Jr.
Telephone:            (617)-252-7500
Facsimile:               (617)-252-7600
Email:                      duke.collier@genzyme.com

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts  02110
Attn:  Paul M. Kinsella
Email:  paul.kinsella@ropesgray.com
Telephone:            (617) 951-7921
Facsimile:               (617) 235-0822

(b)                                 If to Shareholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.
6.11         Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12         Further Assurances.  From time to time, at Parent’s request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.
6.13         Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
6.14         Dividend Rights.  For the avoidance of doubt, until the Acceptance Date, the Shareholder shall retain all rights to any dividends payable on the Company Convertible Preferred Stock.
6.15         Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[The rest of this page has intentionally been left blank]

IN WITNESS WHEREOF, Parent, Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

GENZYME CORPORATION

By:
Name:
Title:

WICHITA BIO CORPORATION

By:
Name:
Title:

SHAREHOLDER:

Name:

SCHEDULE I TO
THE TENDER AND VOTING AGREEMENT

1.             Securities held by Shareholder:

Shareholder	Shares of Common Stock	Options to Purchase Common Stock	Warrants to Purchase Common Stock	Shares of Series A Convertible Participating Preferred Stock

2.             Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Shareholder:

Facsimile:
Email:

with a copy to:

Facsimile:
Email:

and with a copy to:	Goodwin Procter LLP
53 State Street
Exchange Place
Boston, MA 02109
	Attn:	Christopher J. Denn
	Telephone:	(617) 570-8717
	Facsimile:	(617) 523-1231
	Email:	cdenn@goodwinprocter.com

	Attn:	James R. Kasinger
	Telephone:	(617) 570-1104
	Facsimile:	(617) 523-1231
	Email:	jkasinger@goodwinprocter.com

Annex III

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOENVISION, INC.

* * * * *

1.                       The name of the corporation is:  Bioenvision, Inc.

2.             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.             The total number of shares of stock which this corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $0.01 par value per share, amounting in the aggregate to One Hundred Dollars ($100.00).  Each share of Common Stock shall be entitled to one vote.

5.             Elections of directors need not be by written ballot unless the by-laws of this corporation shall provide.

6.             Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

7.             This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person unless such action, suit, proceeding, claim or counterclaim was authorized in the specific case by the board of directors of the corporation.  Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this paragraph 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of the foregoing provisions of this paragraph 8 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

8.             A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.             The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

Annex IV

AMENDED AND RESTATED

BY-LAWS

OF

BIOENVISION, INC.

SECTION 1  LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS

1.1           These by-laws are subject to the certificate of incorporation of the corporation.  In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

SECTION 2  STOCKHOLDERS

2.1           Annual Meeting.  The annual meeting of stockholders shall be held at a place and time designated by the board of directors, unless that day be a legal holiday at the place where the meeting is to be held, in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday, or at such other date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

2.2           Special Meetings.  A special meeting of the stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors.  A special meeting of the stockholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors.  Any such application shall state the purpose or purposes of the proposed meeting.  Any such call shall state the place, date, hour, and purposes of the meeting.

2.3           Place of Meeting.  All meetings of the stockholders for the election of directors or for any other purpose shall be held at such place within or without the State of Delaware as may be determined from time to time by the chairman of the board, if any, the president or the board of directors.  Any adjourned session of any meeting of the stockholders shall be held at the place designated in the vote of adjournment.

2.4           Notice of Meetings.  Except as otherwise provided by law, a written notice of each meeting of stockholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then ten nor more than sixty days before the meeting, to each stockholder entitled to vote thereat, and to each stockholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation.  Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting.  As to any adjourned session of any meeting of stockholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if the adjournment is for more than thirty days or if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described.  No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5           Quorum of Stockholders.  At any meeting of the stockholders a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws.  Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.  If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.  Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.6           Action by Vote.  When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws.  No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.7           Action Without Meetings.  Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary that such notice was given shall be filed with the records of the meetings of stockholders.

In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the General Corporation Law of the State of Delaware, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

2.8           Proxy Representation.  Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting.  Every proxy must be signed by the stockholder or by his attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.  The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.9           Inspectors.  The directors or the person presiding at the meeting may, and shall if required by applicable law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

2.10         List of Stockholders.  The secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name.  The stock ledger shall be the only evidence as to who are stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

SECTION 3  BOARD OF DIRECTORS

3.1           Number.  The corporation shall have one or more directors.  The number of directors shall initially be fixed at two and may be adjusted from time to time by vote of a majority of the directors then in office.  Except in connection with the election of directors at the annual meeting of stockholders, the number of directors may be decreased only to eliminate vacancies by reason of death, resignation or removal of one or more directors.  No director need be a stockholder.

3.2           Tenure.  Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.3           Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.

3.4           Vacancies.  Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the holders of the particular class or series of stock entitled to elect such director at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, in each case elected by the particular class or series of stock entitled to elect such directors.  When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, who were elected by the particular class or series of stock entitled to elect such resigning director or directors shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective.  The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

3.5           Committees.  The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating.  In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.

3.6           Regular Meetings.  Regular meetings of the board of directors may be held without call or notice at such places within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors.  A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of stockholders.

3.7           Special Meetings.  Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

3.8           Notice.  It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting.  Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.9           Quorum.  Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of directors constituting the whole board.  Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.10         Action by Vote.  Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

3.11         Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee.  Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

3.12         Participation in Meetings by Conference Telephone.  Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law.  Such participation shall constitute presence in person at such meeting.

3.13         Compensation.  In the discretion of the board of directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the board of directors from time to time may determine.  Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

3.14         Interested Directors and Officers.

(a)           No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(i)            The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(ii)           The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(iii)          The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

(b)           Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

SECTION 4  OFFICERS AND AGENTS

4.1           Enumeration; Qualification.  The officers of the corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller.  The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose.  Any officer may be but none need be a director or stockholder.  Any two or more offices may be held by the same person.  Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

4.2           Powers.  Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

4.3           Election.  The officers may be elected by the board of directors at their first meeting following the annual meeting of the stockholders or at any other time.  At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.4           Tenure.  Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified.  Each agent shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

4.5           Chairman of the Board of Directors, President and Vice President.  The chairman of the board, if any, shall have such duties and powers as shall be designated from time to time by the board of directors.  Unless the board of directors otherwise specifies, the chairman of the board, or if there is none the chief executive officer, shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

Unless the board of directors otherwise specifies, the president shall be the chief executive officer and shall have direct charge of all business operations of the corporation and, subject to the control of the directors, shall have general charge and supervision of the business of the corporation.

Any vice president shall have such duties and powers as shall be set forth in these by-laws or as shall be designated from time to time by the board of directors or by the president.

4.6           Treasurer and Assistant Treasurers.  Unless the board of directors otherwise specifies, the treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president.  If no controller is elected, the treasurer shall, unless the board of directors otherwise specifies, also have the duties and powers of the controller.

Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

4.7           Controller and Assistant Controllers.  If a controller is elected, he shall, unless the board of directors otherwise specifies, be the chief accounting officer of the corporation and be in charge of its books of account and accounting records, and of its accounting procedures.  He shall have such other duties and powers as may be designated from time to time by the board of directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the president, the treasurer or the controller.

4.8           Secretary and Assistant Secretaries.  The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of stockholders or directors.  In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.  Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder.  He shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

Any assistant secretary shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

SECTION 5  RESIGNATIONS AND REMOVALS

5.1           Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors.  Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.  Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, a director (including persons elected by stockholders or directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the issued and outstanding shares of the particular class or series entitled to vote in the election of such directors.  The board of directors may at any time remove any officer either with or without cause.  The board of directors may at any time terminate or modify the authority of any agent.

SECTION 6  VACANCIES

6.1           If the office of the president or the treasurer or the secretary becomes vacant, the directors may elect a successor  by vote of a majority of the directors then in office.  If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor.  Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified.  Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

SECTION 7  CAPITAL STOCK

7.1           Stock Certificates.  Each stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors.  Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or an assistant secretary.  Any of or all the signatures on the certificate may be a facsimile.  In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2           Loss of Certificates.  In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

SECTION 8  TRANSFER OF SHARES OF STOCK

8.1           Transfer on Books.  Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed,  with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require.  Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

8.2           Record Date.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.  If no such record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors.  If no such record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by the General Corporation Law of the State of Delaware, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by the General Corporation Law of the State of Delaware, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such payment, exercise or other action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

SECTION 9  CORPORATE SEAL

9.1           Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word “Delaware” and the name of the corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the directors.

SECTION 10  EXECUTION OF PAPERS

10.1         Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

SECTION 11  FISCAL YEAR

11.1         The fiscal year of the corporation shall end on December 31.

SECTION 12  AMENDMENTS

12.1         These by-laws may be adopted, amended or repealed by vote of a majority of the directors then in office or by vote of a majority of the voting power of the stock outstanding and entitled to vote.  Any by-law, whether adopted, amended or repealed by the stockholders or directors, may be amended or reinstated by the stockholders or the directors.